INDEX LICENSE AGREEMENT

This Index License Agreement (“Agreement”) is entered into as of June 12, 2024 by and between Harbor Capital Advisors, Inc., a Delaware corporation with offices at 111 South Wacker Drive, 34th Floor, Chicago, Illinois 60606 (“Harbor” or “Licensor”), and Harbor ETF Trust (“Licensee”). Harbor and Licensee are each a “Party” and, together, the “Parties”).

WHEREAS, Harbor has created one or more rules-based or broad-based investable indices, as identified in Exhibit A, that measure the price performance of publicly traded securities selected pursuant to criteria and methodology (each, an “Index” and collectively, the “Indexes”). Exhibit A may be amended by mutual written agreement of the parties to include additional indices.

WHEREAS, Licensor shall license the Indexes pursuant to this Agreement to Licensee in connection with (i) Licensee’s publication and promotion of each Index, (ii) creating, offering, selling, distributing, operating, marketing, or promoting one or more financial products (by way of illustration and not limitation, exchange-traded funds and separately managed accounts) that are based upon and correlated to the underlying securities comprising an Index (each, a “Product”), and (iii) making all disclosures about each Product as are required by Applicable Law (as defined below), including disclosures that Licensor is the owner of each Index.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. GRANT OF LICENSE. Harbor grants Licensee a non-exclusive, non-transferrable right and license to use and refer to the Indexes in connection with creating, offering, selling, distributing, operating, marketing, and promoting the Products, and to provide the Indexes to Licensee’s service providers for such purposes, pursuant to the terms and conditions of this Agreement. Licensee shall be permitted to create, and to authorize service providers to create, data from the Indexes, including without limitation daily calculations and analyses thereof (collectively, “Derivative Works”), and to reproduce or further transmit or distribute such Derivative Works in any type of format or by any means for the sole purpose of commercializing the Indexes in connection with the Products during the Term.

2. OWNERSHIP AND VALIDITY. Licensee acknowledges Licensor’s ownership of the entire right, title, and interest in and to the Indexes. To the extent that Licensee creates Derivative Works under this Agreement, such Derivative Works shall be owned exclusively by Licensor. To the extent an assignment is necessary, Licensee agrees to assign, and hereby assigns, to Licensor all of its right, title and interest in and to such Derivative Works.

3. QUALITY CONTROL. Harbor shall have the right to monitor the quality of the Products offered by Licensee pursuant to this Agreement. Licensee agrees that the nature and quality of the Products in connection with which Licensee may use and refer to the Indexes shall meet or exceed the standards set by Harbor, provided that such standards have been communicated to Licensee in writing. Licensee’s failure to conform to such quality controls may result in the termination of this Agreement. Further, Licensee’s use of the Indexes shall comply with all guidelines and specifications regarding the style, appearance, and usage of the Indexes as Harbor may communicate to Licensee in writing.

4. TERM. This Agreement shall become effective upon signatures of both Parties and remain in effect unless terminated by either Party as provided herein.

5. TERMINATION. Licensee may terminate this Agreement upon thirty (30) days’ prior written notice. Harbor may terminate this Agreement upon thirty (30) days’ prior written notice or immediately upon Licensee’s breach of this Agreement.

6. FEES. Licensee shall pay Harbor a license fee for each Product as set forth in Exhibit A. The fee shall be paid based on the schedule as set forth below:

Licensee shall calculate the fees payable to Harbor under this Agreement on a calendar quarterly basis and remit to Harbor the amount due within twenty (20) days following the close of each quarter, with a statement of account signed by a duly authorized officer. Each payment shall be accompanied by a full accounting of the basis for the calculation of the fee. To the extent fees are payable to Harbor under this Agreement, Licensee shall keep accurate books and records of such account as are necessary to document all amounts due to Harbor hereunder and Harbor, or its authorized agent, shall have the right at its own expense and not more frequently than twice a year, to examine such books of account and records to verify the payment due hereunder. If such examination discloses an overpayment or underpayment of the amounts due hereunder, an adjusting payment shall be made within thirty (30) business days to correct such overpayment or underpayment. Such audit right shall continue for twelve (12) months following termination of this Agreement.

7. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the Parties and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written with respect to the subject matter hereof. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the Parties by their duly authorized officers or representatives.

8. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.

9. GENERAL PROVISIONS.

(a) A Party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other Party, and any attempted assignment by a Party requiring the consent of the other Party which is made by the assigning Party without the other Party’s prior consent shall be null and void.

(b) No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such Party. No waiver by either Party of any breach by the other Party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois, without regard to its conflict of law provisions.

(d) In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

(e) It is expressly agreed that the obligations of Licensee hereunder shall not be binding upon any of its trustees, shareholders, nominees, officers, agents, or employees personally, but shall bind only the trust property, as provided in the Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Board of Licensee and signed by its authorized officers, acting as such, and neither such authorization by such trustees, nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of Licensee, as provided in the Declaration of Trust.

IN WITNESS WHEREOF, Harbor and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

HARBOR CAPITAL ADVISORS, INC.

Signature:	/s/ Diana R. Podgorny
By:	Diana R. Podgorny
Title:	Executive Vice President, General Counsel and Secretary

HARBOR ETF TRUST

Signature:	/s/ Charles F. McCain
By:	Charles F. McCain
Title:	Chairman of the Board and President

EXHIBIT A

Index(es)	Fees	Effective
Harbor AlphaEdge Small Cap Earners Index	None	June 12, 2024